News Release

Lucio Stanca Resigns From PartnerRe's Board of Directors

PEMBROKE, BERMUDA, January 28, 2005 – PartnerRe Ltd. (NYSE:PRE) announced that, effective today, Lucio Stanca has resigned from PartnerRe's Board of Directors.

Mr. Stanca has served on the Board since May 12, 1998 and has served on the Nominating and Governance, Human Resources, and Compensation Committees since August 2000. Mr. Stanca was Chairman of the Human Resources and Compensation Committees from August 2000 until May 2004. His resignation is the result of a recent Italian law that imposes restrictions on senior members of the national Government from being Board Members of any commercial enterprise.

PartnerRe Chairman John Rollwagen commented, “The Board, including our CEO, Patrick Thiele, join me in thanking Lucio for his contribution to PartnerRe. As the longest standing member of the Board, Lucio has been instrumental in PartnerRe's development into the successful reinsurer it is today. His corporate experience with IBM and strategic thinking have added great value, and he will be missed.”

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, life/annuity and health, and alternative risk transfer solutions. Total revenues were $3.9 billion in 2003. As of September 30, 2004, total assets were $11.9 billion, total capitalization was $3.4 billion and total shareholders' equity was $2.8 billion. Our major reinsurance operations have ratings of AA- from Standard & Poor's, Aa3 from Moody's, A+ from A.M. Best, and AA from Fitch.

Contacts:
PartnerRe Ltd.
(441) 292-0888
Investor Contact: Robin Sidders, Investor Relations
Media Contact: Celia Powell, Corporate Communications

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08